Exhibit 99.1

NOTICE OF RATIFICATION OF POTENTIALLY DEFECTIVE CORPORATE ACTS
BY THE BOARD OF DIRECTORS OF NATURAL HEALTH TRENDS CORP.
(Pursuant to Section 204(g) of the Delaware General Corporation Law)
Notice is hereby given pursuant to Section 204 of the Delaware General Corporation Law ( “Section 204 of the DGCL”), that on October 10, 2019, the Board of Directors (“Board”) of Natural Health Trends Corp., a Delaware corporation (the “Company”), adopted resolutions approving the ratification of potentially defective corporate acts, as described below, pursuant to Section 204 of the DGCL.

The Board determined that the grant and issuance of 410,556 shares of restricted common stock of the Company, as set forth on Exhibit A (the “Additional Share Awards”), to certain employees of the Company or its affiliates, as authorized by the Compensation Committee of the Board as of August 9, 2019, were potentially “defective corporate acts” within the meaning of Section 204 of the DGCL because they may have arisen out of “failures of authorization” (within the meaning of Section 204 of the DGCL). These failures of authorization may have occurred because the Additional Share Awards granted to three employees were in excess of the limits to awards allowed to be granted to individual awardees in any 12-month period (the “Individual Award Limits”), as provided in the Company’s originally approved 2016 Equity Incentive Plan (the “Plan”). Although the Board has amended the Plan to provide that the Individual Award Limits shall be deemed not to apply to the Additional Share Awards and to eliminate the Individual Award Limits, the grant and issuance of the Additional Share Awards could be deemed failures of authorization resulting in defective corporate acts. The Board determined it to be advisable and in the best interests of the Company and its stockholders to approve the ratification of the grant and issuance of the Additional Share Awards.

Any claim that the defective corporate acts (including all putative stock) identified in this notice are void or voidable due to a failure of authorization, or any claim that the Court of Chancery of the State of Delaware should declare in its discretion that the ratification not be effective or effective only on certain conditions must be brought within 120 days from the date of this notice, October 11, 2019.

EXHIBIT A

Grantee	Number of Shares Comprising Additional Share Awards	Grant Date
Employee	283,071	August 9, 2019
Employee	33,458	August 9, 2019
Employee	94,027	August 9, 2019